Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 2, 2017, with respect to the consolidated financial statements of Select Energy Services, Inc. as of and for the year ended December 31, 2016 contained in the Prospectus, filed on April 28, 2017, relating to the Registration Statement on Form S-1 (File No. 333-216404), which is incorporated by reference in this Registration Statement on Form S-8.  We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP

Dallas, Texas

April 28, 2017